Exhibit 107.1

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Unallocated (Universal) Shelf	Contingent Income Buffered Auto-Callable Securities	456(b)	1,266	$1,000	$1,266,000	.0000927	117.36	-	-	-	-
Fees Previously Paid	-	-	-	-	-	$0	-	$0	-	-	-	-